EXHIBIT 10.5

                  EXECUTIVE EMPLOYMENT AGREEMENT AS AMENDED

      This Executive Employment Agreement (the "Agreement") is entered into effective as of August 30, 2000 (the "Effective Date"), and amended as of August 31, 2001, between Thomas D. Headley (the "Executive") a resident at 83 Westgate Road, Wellesley, Massachusetts 02481, and Haemonetics Corporation (the "Company"),a Massachusetts corporation with its principal executive offices at 400 Wood Road, Braintree, Massachusetts 02184.

                     ARTICLE 1. EMPLOYMENT OF EXECUTIVE

      1.1 Approval by Stockholders of Transfusion Technologies Corporation. This Agreement shall be binding upon the parties hereto only upon approval of the payments and benefits to be provided hereunder by the stockholders of Transfusion Technologies Corporation by a vote satisfying the shareholder approval requirements of Section 280G(b)(5)(B) of the Internal Revenue Code of 1986, as amended (the "Shareholder Approval"), and upon the closing described in 1.2 below. Without such Shareholder Approval and closing, this Agreement shall be null and void and no payments hereunder shall be made.

      1.2 Employment. Subject to the terms and conditions of this Agreement, the Company agrees to employ Executive in a full time capacity to serve as Executive Vice President of the Company and to perform such specific duties as may reasonably be assigned to Executive from time to time by the Company's President and Chief Executive Officer for the period commencing upon the closing of the Agreement and Plan of Merger by and among Haemonetics Corporation, Transfusion Technologies Corporation, Transfusion Merger Co. and certain stockholders of Transfusion Technologies (the "Commencement Date") and continuing until two years from the Commencement Date as herein provided. Executive hereby accepts such employment for the term hereof.

      1.3 Full Time Commitment. During the period of Executive's employment with the Company, Executive will, unless prevented by ill health, devote his attention and business time to the performance of his duties hereunder for the business of the Company.

                           ARTICLE 2. COMPENSATION

      For all services to be rendered by Executive to the Company pursuant to this Agreement, the Company shall pay to Executive the compensation and provide for Executive the benefits set forth below:


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      2.1   Base Salary. The Company shall pay to Executive a base salary at the rate of $230,000 per annum. In addition, the Executive will have a target bonus based upon performance against agreed objectives. At 100% performance against objectives, payout is set at $60,000 per year, paid quarterly. Executive's salary will be reviewed annually and may be adjusted at that time. Executive will also receive a sign-on bonus of $1,198,828.00, of which $1,019,004.00 is to be paid within three (3) business days after the Commencement Date and $179,824.00 to be paid at the end of the two year period of employment, provided Executive is an active employee at such time.

      2.2 Fringe Benefits. During the term of Executive's employment hereunder the Company shall provide Executive with such benefits as are generally made available by the Company to its other full-time executive employees, including four weeks of vacation annually, and including reasonable travel expenses incurred while engaged in Company business. For purposes of certain Company benefits which are based upon date of hire, such as eligibility for health benefits, and calculation of vacation accrual and employee service awards, Executive's date of hire will be deemed to be his date of hire by Transfusion Technologies Corporation, which is May 19, 1993.

      2.3 Participation In Share Option Plan. Subject to approval by the Board of Directors, Executive shall be granted 70,000 non-qualified stock options to purchase common stock of the Company, in accordance with the Company's stock option plan, at the then current market price as set forth in the grant. The Stock Option Agreement shall provide that said options shall vest as follows: 20,545 options shall vest immediately; 24,728 options shall vest twelve months from the Commencement Date; and the balance of 24,727 options shall vest twenty four months from the Commencement Date.

                           ARTICLE 3. TERMINATION

      3.1 Term. Unless earlier terminated as herein provided, Executive's employment pursuant to this Employment Agreement shall begin on the Commencement Date and shall continue until two years from that date.

      3.2 Termination for Cause - by the Company. The Company may terminate Executive's employment for "Cause" upon the occurrence of any of the following events:

            (i) Executive shall have engaged in (A) any misappropriation of funds, properties or assets of the Company, (B) any malicious material damage or destruction of any property or assets of the Company, whether resulting from Executive's willful action or omissions or negligence, or (C) any knowing falsification of any books, records, documents of systems of the Company.


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            (ii)  Executive shall (A) have been convicted of a crime
      involving moral turpitude or constituting a felony, or (B) commit or knowingly allow to be committed any illegal material action on any premises of, or involving any property or assets of, the Company.

      3.3 Termination for Cause - by Executive. Executive may terminate his employment with the Company for "Cause" upon the occurrence of any of the following events:

            (i) the Company shall breach any of the material provisions of the Agreement and such breach shall remain uncured by or on behalf of the Company within thirty (30) days following its receipt of notice from the Executive, which specifically identifies the manner in which it is alleged that Company committed such breach;

            (ii) the Company shall fail to obtain a satisfactory agreement from any successor to assume and agree to perform this Agreement, as contemplated in Section 3.4;

            (iii) a materially adverse change in the responsibilities assigned to Executive by the Company or in the compensation and benefits paid by Company to the Executive shall have occurred such material adverse change shall remain uncured by or on behalf of the Company within thirty (30) days following its receipt of notice from Executive specifically identifying such material adverse change; or

      3.4 Change in Control. If, following a "Change in Control" (as defined below), Executive's full time position with the Company is eliminated or permanently transferred to a location other than its present location, and following such elimination or transfer, the Company does not offer to employ Executive in a comparable or better position in his current location, on a full-time basis, at a comparable or better rate of pay, then Executive shall be entitled to severance payments and benefits in accordance with Article 4 below, provided however that severance payments shall be made in lump sum, and in an amount which equals 1.5 times then current Base Salary and provided further that the balance of Executive's sign-on bonus provided in section 2.1 of the Agreement shall be accelerated and paid at the same time as the lump sum severance payment made under this new section
3.4. For purposes of this Agreement, a "Change in Control" shall mean a change in control of the company of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), whether or not the Company is, in fact, required to comply therewith; provided that, without limitation, such a change in control for purposes of this Agreement shall be deemed to have occurred if:


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            (i)   any "person" (as such term is used in Sections 13(d) and
      14(d) of the Exchange Act), other than the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company or a corporation owned, directly or indirectly, by the stockholder of the Company in substantially the same proportions as their ownership of stock of the Company is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the company representing 51% or more of the combined voting power of the Company's then outstanding securities;

            (ii) the stockholders of the Company approve a merger or consolidation of the Company with any other corporation, other than
      (A) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 50% of the combined voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or
      (B) a merger or consolidation effected to implement a recapitalization of the company (or similar transaction) in which no "person" (as herein above defined) acquires 50% or more of the combined voting power of the Company's then outstanding securities; or

            (iii) the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets.

      3.5 Death. In the event of the death of Executive, Executive's employment by the Company shall automatically terminate as of the date of his death.

      3.6 Disability. In the event of the Disability of Executive, as defined herein, the Company may terminate Executive's employment hereunder upon written notice to Executive. The term "Disability" shall mean the inability of Executive to perform substantially his material duties hereunder due to physical or mental disablement which continues for a period of one hundred eighty (180) consecutive days, as determined by an independent qualified physician mutually acceptable to the Company and Executive (or his personal representative) or, if the Company and Executive (or such representative) are unable to agree on an independent qualified physician, as determined by a panel of three physicians, one designated by the Company, one designated by Executive (or his personal representative) and one designated by the two physicians so designated.

                 ARTICLE 4. SEVERANCE PAYMENTS AND BENEFITS


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      4.1   Termination Events Resulting in Severance Payments. In the event of the termination of the Executive's employment:

            (i)   by the Company without "Cause," or
            (ii)  under Section 3.3,

      the Company shall pay Executive, as a severance payment, an amount equal to all of Executive's base salary remaining to be paid under this employment agreement. Such payment shall be made in monthly installments during the period commencing on the date such termination occurs and ending two years from the Commencement Date.

      4.2 Benefits. If Section 4.1 is applicable, the Company shall also provide to Executive until two years from the Commencement Date, at the Company's expense, such benefits as are in effect and applicable to Executive as of the Termination Date, except to the extent expressly prohibited by the terms of such benefit plan, program or policies.

      4.3 Comparable Benefits: Continuation of Benefits . If by operation of law or under the terms of the relevant plan, program or policy, Executive is not eligible to receive payments or benefits described in the foregoing
Section 4.2 during the Severance Period, then the Company may choose to provide to Executive substantially equivalent benefits or, at Executive's election, the cash value of equivalent benefits. By way of example, this provision shall apply to benefits or payments payable under the Company's medical, dental, life and long term disability programs, as well as the Company's matching contribution under the 401(k) plan. This provision shall not apply to group travel accident coverage or to the Company's Employee Stock Purchase Plan, which shall terminate upon termination of employment.

           ARTICLE 5. PROPRIETARY INFORMATION AND NON-COMPETITION

      5.1 For the purposes of this Article, the following shall have the designated meanings.

            5.1.1. Proprietary Information: Information of value to the Company and not generally available to the public of whatever kind of nature disclosed to Executive or known by Executive (whether or not invented, discovered or developed by Executive) as a consequence of or through Executive's employment with the Company. Proprietary Information shall include information relating to the design, manufacture, application, know-how, research and development relating to the Company's products, sources of supply and materials, operating and other cost data, lists of present, past, or prospective customers, customer proposals, price lists and data relating to pricing


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      of the Company's products or services, and shall specifically include all information contained in manuals, memoranda, formulae, plans, drawings and designs, specifications, supply sources, and records of the Company legended or otherwise identified by the Company as Proprietary Information, whether learned by Executive prior to or after the date hereof.

            5.1.2 Concepts and Ideas: Those concepts and ideas, in the area of blood processing, known to Executive relating to the Company's present and prospective activities and products.

            5.1.3 Inventions: Discoveries and developments, in the area of blood processing, whether or not patentable. Such terms shall not be limited to the meaning of "invention" under the United States Patent Laws.

      5.2 All Inventions which are at any time "made" i.e., conceived or reduced to practice by Executive, acting alone or in conjunction with others, during or in connection with Executive's employment (or, if based on or related to Proprietary Information, "made" by Executive within twelve
(12) months after the termination of such employment) and those Concepts and Ideas held by Executive shall be the property of the Company, free of any reserved or other rights of any kind on Executive's part in respect thereof.

      5.3 Executive will promptly make full disclosure to the Company in writing to the Chief Executive Officer of any such Inventions and Concepts. Further, Executive will, at the Company's costs and expense, promptly execute formal applications for patents and also do all other acts and things (including, among other, the execution and delivery of instruments of further assurance or confirmation) deemed by the Company to be necessary or desirable at any time or times in order to effect the full assignment to the Company of all right and title to such Inventions and Concepts and Ideas, without, during the term of this Agreement, further compensation. The absence of a request by the Company for information, or for the making of an oath, or for the execution of any document, shall in no way be construed to constitute a waiver of the Company's rights under this Agreement

      5.4 Except as required by Executive's duties hereunder, Executive will not, directly or indirectly, use, publish, disseminate, or otherwise disclose any Proprietary Information, Concepts and Ideas or Inventions without the prior written consent of the Company.

      5.5 All documents, procedural manuals, guides, specifications, plans, drawings, designs and similar materials, lists of present, past or prospective customers, customer proposals, invitations to submit proposals, price lists and data relating to pricing of the Company's products and services, records, notebooks and similar repositories of or containing Proprietary Information and Inventions, including all copies thereof, that come into Executive's possession or control by reasons of Executive's employment,


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whether prepared by Executive or others, are the property of the Company, will not be used by Executive in any way adverse to the Company, will not be removed from the Company's premises except as Executive's normal duties require and, at the termination of Executive's employment with the Company, will be left with or forthwith returned by Executive to the Company.

      5.6 During the time Executive is an employee of the Company and for a period of one (1) year thereafter, Executive will not engage in any activity, on his own behalf or on behalf of any competitor of the Company, which is in the field of blood processing and involves activities similar to those performed at the Company, nor will Executive endeavor to entice away from the Company any employee whether on Executive's behalf or on the behalf of another while Executive is an employee and for a period of one (1) year thereafter.

                          ARTICLE 6. MISCELLANEOUS

      6.1 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which together shall be deemed to be one and the same instrument.

      6.2 Binding Effect. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, successors and assigns. If Executive should die while any amount due to him at such time remains unpaid, such amount, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to his devisee, legatee or other designee or if there is no such designee, to his estate.

      6.3 Assignment. Except as otherwise provided in Section 5.4, neither this Agreement nor any rights or obligations hereunder shall be assignable by either party hereto without the prior written consent of the other party.

      6.4 Obligation of the Company's Successors. Any successor to the business of the Company, whether directly or indirectly by merger, consolidation, recapitalization, combination, purchase of stock, purchase of assets or otherwise, shall succeed to the rights and obligations of the Company hereunder. The Company will require any such successor to expressly assume and agree to perform this Agreement in the same a manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

      6.5 Notices. All notices, requests, demands and other communications to be given pursuant to this Agreement shall be in writing and shall be in writing and shall be deemed to have been duly given if


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delivered by hand or mailed by registered or certified mail, return receipt requested, postage prepaid, as follows:

      If to the Company, to:

            Haemonetics Corporation
            400 Wood Road
            Braintree, MA 02184

      Attention: James L. Peterson, CEO

      If to Executive, to:    Thomas D. Headley
                              83 Westgate Road
                              Wellseley, Massachusetts, 02481

or such other address as either party hereto shall have designated by notice in writing to the other party.

      6.6 Amendments. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by Executive and such officer of the Company as may be specifically designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of the Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

      6.7 Governing Law. This Agreement and the legal relations between the parties hereto shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts.

      6.8 Severability. In case of any provision hereof shall, for any reason, be held to be invalid or unenforceable in any respect, such invalidity or unenforceability shall not affect any other provision hereof, and this Agreement shall be construed as if such invalid or unenforceable provision had not been included herein. If any provision hereof shall, for any reason, be held by a court to be excessively broad as to duration, geographical scope, activity or subject matter, it shall be construed by limiting and reducing it to make it enforceable to the extent compatible with applicable law then in effect.

      6.9 Withholding. Any payments provided for hereunder shall be paid after deducting any applicable withholding required under federal, state or local law.


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      6.10  Entire Agreement. This Agreement sets for the entire agreement of the parties hereto in respect of the subject matter contained herein, and supersedes the provisions of all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto with respect to the subject matter hereof. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement.

      IN WITNESS WHEREOF, the undersigned have duly executed and delivered this Agreement under seal as of the date first above written.


                                       Haemonetics Corporation


s/ Thomas D. Headley                   s/ James L. Peterson
_____________________________          ______________________________
Thomas D. Headley                      By: James L. Peterson
                                       President and CEO